EXHIBIT 99.1

ZUMIEZ INC. ANNOUNCES FISCAL 2019 FOURTH QUARTER RESULTS

Fourth Quarter 2019 Comparable Sales Increased 6.4%
Fourth Quarter 2019 Diluted Earnings Per Share Increased 25.4% to $1.48
February 2020 Comparable Sales Increased 5.8%

LYNNWOOD, Wash., March 12, 2020 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the fourth quarter and year ended February 1, 2020.

Total net sales for the fourth quarter ended February 1, 2020 (13 weeks) increased 7.9% to $328.8 million from $304.6 million in the quarter ended February 2, 2019 (13 weeks). Comparable sales for the thirteen weeks ended February 1, 2020 increased 6.4% compared to a comparable sales increase of 3.9% for the thirteen weeks ended February 2, 2019.  Net income for the fourth quarter of fiscal 2019 was $37.9 million, or $1.48 per diluted share, compared to net income of $29.6 million, or $1.18 per diluted share in the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2019 results include $2.0 million in net sales related to the recognition of deferred revenue due to changes in our STASH loyalty program estimated redemption rate, which was worth approximately $0.06 cents in earnings per share.

Total net sales for fiscal 2019 (52 weeks) ended February 1, 2020 increased 5.7% to $1.034 billion from $978.6 million in fiscal 2018 (52 weeks) ended February 2, 2019. Comparable sales for the fifty-two week period ended February 1, 2020 increased 4.9% compared the same fifty-two week period ended February 2, 2019. Net income in fiscal 2019 increased 48.0% to $66.9 million, or $2.62 per diluted share, compared to net income in the prior fiscal year of $45.2, or $1.79 per diluted share.

At February 1, 2020, the Company had cash and current marketable securities of $251.2 million compared to cash and current marketable securities of $165.3 million at February 2, 2019. The increase in cash and current marketable securities was driven by cash generated through operations partially offset by capital expenditures.

Rick Brooks, Chief Executive Officer of Zumiez Inc., stated, “Our strong fourth quarter and full year performance underscores the power of our business model.  Through our unwavering commitment to providing best-in-class service and great product to our customers, we have generated 14 consecutive quarters of positive comparable sales gains. Our success in progressively increasing sales with double digit growth in profitability in recent years has been driven by the disciplined execution of our merchandising strategies, investments in people and technology, the benefits of our localized fulfillment structure, and the implementation of numerous efficiency and cost saving initiatives.

While the first quarter is off to a good start, these are challenging times with a high degree of uncertainty driven by the pandemic.  However, with over $250 million in cash and short term investments and no debt on our balance sheet, we are well positioned to navigate this environment.  With respect to Coronavirus, our focus is first and foremost on the safety of our customers and employees.  We are monitoring this fluid situation and intend to remain flexible and agile in adjusting inventory, expense and capital allocation plans accordingly.”

February 2020 Sales

The Company's comparable sales increased 5.8% for the four-week period ended February 29, 2020 compared to a comparable sales decrease of 3.8% for the four-week period ended March 2, 2019.

Fiscal 2020 First Quarter Outlook

The Company is introducing guidance for the three months ending May 2, 2020. Net sales are projected to be in the range of $219 to $223 million including anticipated comparable sales growth of between 2.0% and 4.0%. Consolidated operating margins are expected to between 0.4% and 1.3% resulting in net income per diluted share of approximately $0.01 to $0.07.  This guidance does not take into account some of the macro factors going on globally including the impact of the Coronavirus.

The Company currently intends to open approximately 20 new stores in fiscal 2020, including up to 8 stores in North America, 8 stores in Europe and 4 stores in Australia.

Conference call Information

A conference call will be held today to discuss fourth quarter fiscal 2019 results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (844) 309-0606 followed by the conference identification code of 6097472

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of February 29, 2020 we operated 718 stores, including 607 in the United States, 52 in Canada, 48 in Europe and 11 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, blue-tomato.com and fasttimes.com.au

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 2, 2019 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	February 1,	% of	February 2,	% of
	2020	Sales	2019	Sales
	(Unaudited)		(Unaudited)
Net sales	$328,754	100.0%	304,564	100.0%
Cost of goods sold	200,427	61.0%	190,623	62.6%
Gross profit	128,327	39.0%	113,941	37.4%
Selling, general and administrative expenses	79,471	24.1%	76,246	25.0%
Operating profit	48,856	14.9%	37,695	12.4%
Interest income, net	1,002	0.3%	677	0.2%
Other expense, net	545	0.1%	(131)	0.0%
Earnings before income taxes	50,403	15.3%	38,241	12.6%
Provision for income taxes	12,518	3.8%	8,629	2.9%
Net income	$37,885	11.5%	$29,612	9.7%
Basic earnings per share	$1.50		$1.19
Diluted earnings per share	$1.48		$1.18
Weighted average shares used in computation of earnings per share:
Basic	25,281		24,985
Diluted	25,662		25,190

 ZUMIEZ INC.
 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Fiscal Year Ended
	February 1,	% of	February 2,	% of
	2020	Sales	2019	Sales
	(Unaudited)
Net sales	$1,034,129	100.0%	$978,617	100.0%
Cost of goods sold	667,566	64.6%	642,681	65.7%
Gross profit	366,563	35.4%	335,936	34.3%
Selling, general and administrative expenses	280,756	27.1%	274,858	28.1%
Operating profit	85,807	8.3%	61,078	6.2%
Interest income, net	3,654	0.4%	1,692	0.2%
Other expense, net	1,532	0.1%	(440)	0.0%
Earnings before income taxes	90,993	8.8%	62,330	6.4%
Provision for income taxes	24,112	2.3%	17,125	1.8%
Net income	$66,881	6.5%	$45,205	4.6%
Basic earnings per share	$2.65		$1.81
Diluted earnings per share	$2.62		$1.79
Weighted average shares used in computation of earnings per share:
Basic	25,200		24,936
Diluted	25,535		25,212

ZUMIEZ INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 1, 2020	February 2, 2019
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$52,428	$52,422
Marketable securities	198,768	112,912
Receivables	16,841	17,776
Inventories	135,095	129,268
Prepaid expenses and other current assets	9,456	14,797
Total current assets	412,588	327,175
Fixed assets, net	113,051	120,503
Operating lease right-of-use assets	301,784	-
Goodwill	57,099	58,813
Intangible assets, net	14,564	15,260
Deferred tax assets, net	6,303	5,259
Other long-term assets	8,869	7,180
Total long-term assets	501,670	207,015
Total assets	$914,258	$534,190

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$47,787	$35,293
Accrued payroll and payroll taxes	23,653	21,015
Income taxes payable	4,686	5,817
Deferred rent and tenant allowances	-	7,489
Operating lease liabilities	61,800	-
Other liabilities	21,784	23,494
Total current liabilities	159,710	93,108
Long-term deferred rent and tenant allowances	-	37,076
Long-term operating lease liabilities	284,717	-
Other long-term liabilities	3,745	3,550
Total long-term liabilities	288,462	40,626
Total liabilities	448,172	133,734

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value, 50,000 shares authorized; 25,828 shares issued and outstanding at February 1, 2020 and 25,521 shares issued and outstanding at February 2, 2019	161,458	153,066
Accumulated other comprehensive (loss) income	(12,591)	(9,224)
Retained earnings	317,219	256,614
Total shareholders’ equity	466,086	400,456
Total liabilities and shareholders’ equity	$914,258	$534,190

ZUMIEZ INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	February 1, 2020	February 2, 2019
	(Unaudited)
Cash flows from operating activities:
Net income	$66,881	$45,205
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	25,449	27,316
Noncash lease expense	58,223	-
Deferred taxes	899	(1,809)
Stock-based compensation expense	6,382	5,871
Other	(441)	2,326
Changes in operating assets and liabilities:
Receivables	3,396	(2,002)
Inventories	(6,825)	(6,222)
Prepaid expenses and other current assets	433	(648)
Trade accounts payable	12,756	(2,374)
Accrued payroll and payroll taxes	2,735	628
Income taxes payable	(1,127)	780
Deferred rent and tenant allowances	-	(2,420)
Operating lease liabilities	(62,217)	-
Other liabilities	(902)	(1,245)
Net cash provided by operating activities	105,642	65,406
Cash flows from investing activities:
Additions to fixed assets	(18,818)	(21,028)
Purchases of marketable securities and other investments	(236,838)	(148,646)
Sales and maturities of marketable securities and other investments	152,725	133,276
Net cash used in investing activities	(102,931)	(36,398)
Cash flows from financing activities:
Proceeds from revolving credit facilities	-	34,629
Payments on revolving credit facilities	-	(35,181)
Proceeds from issuance and exercise of stock-based awards	2,332	899
Payments for tax withholdings on equity awards	(322)	(227)
Net cash provided by financing activities	2,010	120
Effect of exchange rate changes on cash and cash equivalents	(429)	(660)
Net increase in cash and cash equivalents	4,292	28,468
Cash and cash equivalents, beginning of period	54,271	25,803
Cash and cash equivalents, end of period	$58,563	$54,271
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$24,138	$18,345
Accrual for purchases of fixed assets	1,152	1,805

Company Contact:
Darin White
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200